Exhibit 10.8

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (“First Amendment”) is entered into and effective as of January 22, 2015, by and between Lyondell Chemical Company, a Delaware corporation (the “Company”), LyondellBasell Industries N.V. (the “Parent Company”) and Kevin Brown (“Executive”) (collectively referred to as the “Parties”).

WHEREAS, the Company, LyondellBasell AFGP, a societe a responsabilite limitee formed under the laws of Luxembourg (“SARL”), and Executive previously entered into that certain Employment Agreement, dated as of September 20, 2009 (the “Agreement”);

WHEREAS, the Parent Company is successor to SARL and has assumed the obligations of SARL; and

WHEREAS, the Parties desire to amend the Agreement to reflect the relevant corporate parties and to make other revisions to the terms thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Agreement is amended as follows:

1. References to “SARL” in the Agreement shall be deemed to refer to the Parent Company, where applicable.

2. Section 4(a) shall be amended and replaced in its entirety by the following language:

“(a) Termination of Employment Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty (30) days prior written notice. In the event that the Company terminates Executive’s employment without Cause (other than due to Executive’s disability) or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company;

(i) any Accrued Amounts, paid in accordance with the Company’s ordinary payroll practices or the terms of the applicable expense reimbursement policies, bonus plan, or employee benefit plan, as applicable, and subject to the other terms and conditions of this Agreement; and

(ii) subject to Executive’s execution and nonrevocation of a general release of claims in favor of the Parent Company and its Subsidiaries and any Affliate and their respective current and former officers and directors in form and substance acceptable to the Company (the “Release”) not more than 21 days following the date that the Company delivers the Release to Executive (which shall occur no later than 7 days following the date of termination), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination Employment Act of 1967, as amended, and regulations promulgated thereunder), the date that is 45 days following such delivery date, a lump sum cash payment in an amount equal to Executive’s then current annual Base Salary plus an amount equal to Executive’s target Annual Bonus for the year of termination, payable on the 60th day following termination (the “Severance Payment”); provided that the amount of the Severance Payment is not otherwise reduced in accordance with the terms of Section 23, below.”

3. A new Section 23 shall be amended and added by the following language:

“23. One-Time Awards under the LTI Plan; Reduction of Severance Payment. Contemporaneous with the execution of this First Amendment, Executive shall be eligible to receive from LyondellBasell Industries N.V., pursuant to the LTI Plan, a one-time grant of long-term incentive awards in the form of (i) a certain Restricted Stock Unit Award Agreement, effective as of January 21, 2015, and (ii) a certain Nonqualified Stock Option Award Agreement, effective as of January 21, 2015 (together, the “One-Time LTI Plan Awards”). The Parties understand and acknowledge that the One-Time LTI Plan Awards are made subject to certain additional “Restrictive Covenants,” as that term is defined and set forth in Exhibit A to such Awards (the “One-Time Awards Restrictive Covenants”). In the event that the Company terminates Executive’s employment without Cause, Executive may request in writing within ten (10) days of receiving written notice of termination that the Company approve a waiver of the One Time Awards Restrictive Covenants, which request the Company may accept or reject in its sole discretion. In such event, and if the Company elects to waive the One-Time Awards Restrictive Covenants, then notwithstanding any other provision in this Agreement to the contrary, the following shall occur: (i) the Accrued Amounts payable to Executive upon termination of employment by the Company shall remain the same and shall be paid within the time period specified in Section 4(a)(i); and (ii) the amount of the Severance Payment shall be reduced to an amount equal to Executive’s then current annual Base Salary, which shall be paid within the time period specified in Section 4(a)(ii).”

4. OTHER TERMS OF THE AGREEMENT: The Parties agree that all other terms, conditions and obligations of the Agreement remain in effect except for those provisions of the Agreement that are directly contradicted by this First Amendment, in which event the terms of this First Amendment shall control. This First Amendment shall not constitute Good Reason under the Agreement.

5. COUNTERPARTS: This First Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

First Amendment to Employment Agreement	2

IN WITNESS WHEREOF, Executive, the Parent Company, and the Company have caused this First Amendment to be executed and effective as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and Chief Legal Officer

LYONDELL CHEMICAL COMPANY

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and Chief Legal Officer

EXECUTIVE

/s/ Kevin Brown
Kevin Brown

First Amendment to Employment Agreement	3